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                                                                    EXHIBIT 99.1


Princeton Video Image (ticker: PVII, exchange: NASDAQ) News Release-26-Jun-2002
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PRINCETON VIDEO IMAGE RECEIVES ADDITIONAL $5 MILLION INVESTMENT FROM CABLEVISION

   NEW YORK, Jun 26, 2002 (BUSINESS WIRE) -- Princeton Video Image, Inc. (NASDAQ: PVII) announced today that Cablevision Systems Corporation (NYSE:
   CVC) has invested an additional $5 million in convertible debt in PVI.

   PVI intends to use the proceeds of this transaction to continue its transition from a technology firm to a full-service media company.

   This investment was made through the issuance of secured convertible debt to PVI-Holding, LLC, a subsidiary of Cablevision. The debt, which will mature on March 31, 2003, is convertible by Cablevision into PVI common stock at any time at $2.50 per share, and may also be converted by PVI at the same price under specified circumstances. Additionally, Cablevision has, through conversion of a portion of its existing pre-paid license fee, purchased two L-VIS(R) systems from PVI in order to install them at Madison Square Garden, home of the Knicks, Rangers and Liberty, as well as at Cablevision's telecast distribution center in Bethpage, New York. In addition, Cablevision has agreed to convert $3.5 million of its existing pre-paid license fee into a royalty free license for PVI's iPOINT(TM) products. As part of this transaction, Cablevision has also received the right, under specified circumstances, to purchase additional U.S. rights to PVI technology at fair market value.

   PVI's David Sitt commented, "We believe this investment highlights Cablevision's continued confidence in the strength and value of our proprietary technology, including our joint-development program for iPOINT(TM), as well as PVI's award-winning media services. We are especially pleased with this transaction in light of the current challenging financial markets. Having said that, we continue to be in active discussions with other strategic partners to maximize the future potential of our company."

   About Princeton Video Image, Inc. (www.pvi-inc.com)

   Princeton Video Image, Inc. (PVI) provides real-time virtual advertising, programming enhancements, virtual product integration placement and targeted interactive services for televised sports and entertainment events and programs. PVI services the advertising industry with its proprietary, Emmy award-winning technology. Headquartered in New York City and Lawrenceville, New Jersey, PVI has offices in Canada, Brussels, Israel and Mexico City, as well as a licensee office in Seoul.

   Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to market acceptance, integration of acquired businesses, dependence on strategic partners and third party sales, contractual restraints on use of Princeton Video Image's technology, a rapidly changing commercial and technological environment, competition, possible adverse regulations, need for additional financing, intellectual property rights and litigation, and other risks identified in Princeton Video Image's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Princeton Video Image undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

   CONTACT: Edelman Financial for PVI, New York, Ed Bisno, 212/704-8212, ed.bisno@edelman.com, or Princeton Video Image, Inc., Lawrenceville, Lawrence Epstein, 609/912-9400, lepstein@pvimage.com